UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2011 (August 1, 2011)

UNION DRILLING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51630	16-1537048
(Commission File Number)	(I.R.S. Employer Identification No.)

4055 International Plaza, Suite 610 Fort Worth, Texas	76109
(Address of Principal Executive Offices)	(Zip Code)

(817) 735-8793

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2011, Union Drilling, Inc. (the “Company”) filed a Current Report on Form 8-K announcing that on April 27, 2011, the Company entered into an Amended and Restated Revolving Credit and Security Agreement (the “Agreement”) with PNC Bank, National Association, acting as lender, and as agent to the other lenders specified in the Agreement, and PNC Capital Markets LLC, as lead arranger. As previously reported, the Agreement contained a provision by which the Total Commitment Amount could be increased from the initial amount of $125 million up to $150 million, and additional lenders could join the lending group after the execution date of the Agreement.

On August 1, 2011, CIT Bank became a $35 million participating lender under the Agreement. CIT Bank signed an Additional Lender Certificate as contemplated in the Agreement and thus became bound to its terms. As a result of CIT Bank joining the lending group, PNC Bank’s Commitment Amount reduced from $60 million to $50 million. With the addition of CIT Bank as a new lender, the Total Commitment Amount now available to the Company under the Agreement is $150 million.

Unless otherwise defined above, capitalized terms have the meaning as set forth in the Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION DRILLING, INC.

Date: August 4, 2011	By:	/s/ Christopher D. Strong
Christopher D. Strong, President and Chief Executive Officer